Exhibit 10.19
EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT
This EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement"), dated as of the 17th day of November, 2022, by and between The Fortegra Group, Inc., a Delaware corporation (the "Company"), and Richard S. Kahlbaugh, a resident of Ponte Vedra, Florida (the "Executive") (each, a "Party" and collectively, the "Parties").
WHEREAS, Fortegra Financial Corporation, a subsidiary of the Company and the Executive previously entered into an Executive Employment and Non-Competition Agreement, dated as of December 4, 2014 (the "2014 Agreement"), as amended by the Amended and Restated Executive Employment and Non-Competition Agreement, dated as of March 7, 2018 and the Second Amended and Restated Executive Employment and Non-Competition Agreement, dated as of May 7, 2018 (collectively, the “Prior Agreement”);
WHEREAS, on October 11, 2021, Tiptree Inc. (“Tiptree”) and the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with WP Falcon Aggregator, L.P., (“Purchaser”), a Delaware limited partnership affiliated with funds advised or managed by Warburg Pincus LLC, pursuant to which, subject to terms and conditions set forth in the Purchase Agreement, the Company has committed to convert to a Delaware corporation (the “Conversion”) and issue and sell, and the Purchaser agreed to purchase, a combination of (i) shares of common stock, par value $0.01 (“Common Stock”) of the Company, (ii) warrants to purchase shares of Common Stock (the “Warrants”), (iii) shares of Series A Preferred Stock (the “Preferred Stock”) of Fortegra and (iv) additional warrants to acquire Common Stock (the “Additional Warrants”), for an aggregate purchase price of $200 million, in one or more fundings.
WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth;
WHEREAS, the Company desires to continue to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company; and
WHEREAS, the parties hereto desire to enter into this Agreement and desire for this Agreement to supersede, in its entirety, the Prior Agreement, in each case, contingent upon, and effective as of January 1, 2022 (the "Effective Date").
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
Section 1.    Employment and Position. Subject to Section 2, the Company hereby employs the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.

Section 2.    Term. The term of employment under this Agreement shall commence on the Effective Date and, unless sooner terminated as provided in Section 6, shall continue from the Effective Date until the tenth (10th) anniversary thereof (the "Term").
Section 3.    Duties. (a) The Executive shall perform services in a managerial capacity in a manner consistent with the Executive's position as President and Chief Executive Officer, subject to the general supervision of the board of directors of the Company (the "Board"). The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term.
(b)    Notwithstanding Section 3.3(a) or anything herein to the contrary, Executive may (i) serve on the boards of directors of non-profit organizations and, with the prior written approval of the Board of Directors, other for profit companies; (ii) participate in charitable, civic, educational, professional, community or industry affairs; and (iii) manage Executive’s passive personal investments so long as such activities individually or in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict. Without limiting the foregoing, Executive understands and agrees that at any time during Executive’s employment hereunder, Employer may, in its reasonable discretion, require that Executive cease engaging in any activity if Employer deems that Executive’s participation in such activity interferes in any way with Executive’s ability to perform Executive’s duties for the Company.
Section 4.    Compensation.
Salary. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the "Base Salary") at the rate of eight hundred fifty thousand dollars ($850,000) per calendar year. The Base Salary shall be paid in such installments and at such times as the Company pays its salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions. The Base Salary will be reviewed annually by the Board and increases shall be made if deemed warranted by the Board, in its sole discretion.
(a)    Annual Bonus. The Executive shall be eligible to receive a cash performance bonus (the "Annual Bonus") with an annual target amount of one hundred percent (100%) of the Executive's annual Base Salary, pursuant to the terms of the Fortegra Financial Corporation Bonus Program.
(b)    Equity. Subject to approval of the compensation committee of the board of directors of the Company (“Compensation Committee”) from and after January 1, 2022 in connection with each calendar year during which Executive is employed hereunder on December 31, Executive shall be eligible to receive an annual bonus payable in RSUs based on the Company’s achievement of Adjusted Return on Average Equity as set forth on Exhibit 1 hereto (“AROAE Equity Award”); provided that beginning in the fiscal year ending December 31, 2023, the Compensation Committee and the Executive shall review the Adjusted Return on Average Equity targets on Exhibit 1 based on the Company’s approved strategic operating plan and adjust as the Compensation Committee and the Executive mutually agree is appropriate and provided further that, upon such review process, the Compensation Committee and the Executive may also mutually agree to revise the metric used to determine Executive’s annual bonus payable in RSUs. For purposes of this Agreement, “Adjusted Return on Average Equity” shall mean adjusted net income expressed on an annualized basis as a percentage of average beginning and ending stockholder’s equity during the period as calculated by the Company consistent with past practices. For purposes of this Agreement. “RSUs” means (i) prior to the Conversion, restricted stock units of LOTS Intermediate for common stock, par value $0.001 of the LOTS Intermediate and (ii) from and after the Conversion, restricted stock units of the Company for Common Stock of the Company.
Section 5.    Benefits. In addition to the compensation detailed in Section 4 of this Agreement, the Executive shall be entitled to the following additional benefits:
Section 5.01.    Paid Vacation. The Executive shall be entitled to four (4) weeks paid vacation per calendar year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive's duties hereunder.
Section 5.02.    Employee Benefits. During the Term, the Executive and/or the Executive's dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to similarly-situated executives of the Company (including, without limitation, medical, dental and group life insurance plans and programs and the executive medical reimbursement plan) to the extent applicable generally to other executives of the Company.
Section 5.03.    Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive directly in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and subject to such reasonable guidelines or limitations provided by the Company from time to time. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time. Except to the extent specifically provided however, the Executive shall not use Company funds for non-business, non-Company related matters or for personal matters. The Company will pay the reasonable cost of an executive health review by Dr. Eye or a physician of the Executive's choice on an annual basis. In order to encourage the health and wellness of the Executive, the Company will reimburse the Executive for reasonable medical, physical fitness and wellness related expenses incurred by the Executive, including such expenses incurred while the Executive is travelling for business purposes, to the extent such expenses are not otherwise covered by the Company's health and medical plans. In addition, business entertainment expenses as well as two golf club memberships, one, with each of the Ponte Vedra Inn & Club and Hamilton Farm Golf Club for the purpose of business entertainment for customers will be paid for by the Company.
Section 5.04.    Perquisites. During the Term, the Executive shall be entitled to an automobile allowance of up to one thousand five hundred dollars ($1,500) per month.

Section 5.05.    Other Benefit Plans. During the Term, the Executive shall be entitled to participate in other incentive, savings, retirement, 401(k), deferred compensation and pension plans, practices, policies and programs as determined by the Board from time to time.
Section 6.    Termination. This Agreement shall be terminated at the end of the Term or earlier as follows:
Section 6.01.    Death. This Agreement shall automatically terminate upon the death of the Executive and all rights of the Executive and his heirs, executors and administrators to compensation and other benefits shall cease, except that the compensation provided in Section 4 shall continue through the end of the month in which the Executive's death occurs.
Section 6.02.    Permanent Disability. In the event of any physical or mental disability of the Executive which renders the Executive substantially unable to perform his duties in any material respect hereunder for a period of at least one hundred eighty (180) days out of any twelve-month period, this Agreement shall terminate automatically. Any determination of disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive. The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Board.
Section 6.03.    By the Company For Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive. For purposes hereof, the term "Cause" shall mean that the Board has determined that any one or more of the following has occurred:
(a)    The Executive shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony or any crime involving moral turpitude or misrepresentation;
(b)    The Executive shall have failed or refused to carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) concerning duties or actions consistent with the Executive's position as President and Chief Executive Officer and such failure or refusal shall have continued for a period of thirty (30) days following written notice from the Board;
(c)    The Executive shall have breached in any material respect any provision of Section 8 or 9 hereof;
(d)    The Executive shall have committed any fraud, embezzlement, misappropriation of funds, misrepresentation, breach of fiduciary duty or other material act of dishonesty against the Company; or
(e)    The Executive shall have engaged in any gross or willful misconduct resulting in a substantial loss to the Company or substantial damage to its reputation.

Notwithstanding the foregoing, the occurrence of the event specified in (c) above shall not constitute Cause unless the Company gives Executive written notice that such event constitutes Cause and the Executive thereafter fails to cure such event within thirty (30) days after receipt of such notice.
Section 6.04.    By the Company without Cause. The Company may terminate the Executive's employment at any time without Cause effective upon written notice to the Executive.
Section 6.05.    By the Executive Voluntarily. The Executive may terminate his employment at any time effective upon at least thirty (30) days prior written notice to the Company.
Section 6.06.    By the Executive for Good Reason. The Executive may terminate his employment for Good Reason in accordance with the provisions of this Section. Any such termination shall be treated for purposes of this Agreement in the same manner as a termination by the Company without Cause. For purpose of this Agreement, the term "Good Reason" shall mean:  the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position, authority or responsibilities as contemplated by Section 1 of this Agreement, a change in the party to whom Executive reports to someone other than the Board, or the assignment of any duties which are illegal or unethical;  any material failure to pay the compensation or benefits described in Sections 4 or 5 of this Agreement; or the relocation by the Company of the Executive's primary place of employment with the Company to a location not within a 50 mile radius of Jacksonville, Florida. Notwithstanding the foregoing, the occurrence of any of the events described above will not constitute Good Reason unless (A) Executive gives the Company written notice within fifteen (15) days after the initial occurrence of an event that Executive believes constitutes Good Reason and describes in such notice the details of such event; (B) the Company thereafter fails to cure any such event within fifteen (15) days after receipt of such notice; and (C) Executive’s Termination Date as a result of such event occurs at least thirty one (31) days after the Company’s receipt of the notice referred to in clause (A), but no more than sixty (60) days after the initial occurrence of such event.
Section 7.    Termination Payments and Benefits.
Section 7.01.    Voluntary Termination, Termination For Cause. Upon any termination of Executive’s employment either voluntarily by the Executive or by the Company for Cause as provided in Section 6.03, all payments, salary and other benefits hereunder shall cease at the effective date of termination. Notwithstanding the foregoing, the Executive shall be entitled to receive from the Company(i) all Base Salary earned or accrued through the date the Executive's employment is terminated, (ii) reimbursement for any and all monies advanced in connection with the Executive's employment for reasonable and necessary expenses incurred by the Executive through the date the Executive's employment is terminated and (iii) all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including any earned and accrued, but unused vacation pay, any Annual Bonus for a prior year; provided the Executive was employed on December 31 of such year and any Deferred Bonus earned in prior years and held in trust for the Executive ((i), (ii) and (iii) are collectively, "Accrued Benefits"), except that, for purposes of this Agreement, Accrued Benefits shall not include any entitlement to Annual Bonus, Deferred Bonus for the then current year, or any severance under any Company severance policy generally applicable to the Company's salaried employees.
Section 7.02.    Termination without Cause or for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive, as his exclusive right and remedy in respect of such termination, (i) his Accrued Benefits, (ii) as long as the Executive does not violate the provisions of Section 8 and Section 9 hereof, severance pay equal to the Executive's then current monthly Base Salary, payable in accordance with the Company's regular payroll schedule, for thirty six (36) months from the date of termination of employment, (iii) at the times the Company pays its executive bonuses in accordance with its general payroll policies, an amount equal to that portion of the Annual Bonus which but for his termination would have been earned by the Executive during the year of his termination (pro-rated based on a formula, the denominator of which shall be three hundred sixty five (365) and the numerator of which shall be the number of days during the year of his termination during which the Executive was employed by the Company on an active status) (the "Pro-Rated Bonus") and (iv) a monthly amount equal to one hundred and fifty (150%) percent of the (x) applicable COBRA premium in respect of the level of coverage in effect for the Executive and his spouse and dependents at the Date of Termination (i.e., single, single plus one, or family) regardless of what level of coverage is actually elected minus (y) the monthly employee contribution rate that is paid by Company employees generally for the same coverage, as in effect from time to time, which payment shall be paid, in advance, on the first payroll day of each month, commencing with the month immediately following the date of Executive’s termination of employment and ending upon the earliest of (A)  the expiration of the period for which he receives severance pay pursuant to clause (ii) above (B) the month following the month in which the Executive and his eligible dependents cease coverage under the Company’s health care plans, and (C) the Executive has commenced new employment and has thereby become eligible for comparable benefits, subject to the Executive's rights under COBRA.
Section 7.03.    Termination due to Death or Permanent Disability. In the event that this Agreement is terminated due to the death or Permanent Disability of the Executive, the Executive, or his estate or designated beneficiary, as the case may be, shall receive (i) Accrued Benefits and (ii) the Pro-Rated Bonus. In addition, the Executive and his family shall continue to be covered for a period of one (1) year, upon the same terms and conditions as described hereinabove, by the same or equivalent medical, dental, and life insurance coverage as in effect for the Executive immediately prior to the termination of his employment because of Death or Permanent Disability.
Section 7.04.    Accrued Benefits. Notwithstanding anything else herein to the contrary, all Accrued Benefits to which the Executive (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination of his employment, except as otherwise specifically provided herein, or under the terms of any applicable policy, plan or program.

Section 7.05.    No Other Benefits. Except as specifically provided in this Section 7, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of his employment for any reason whatsoever.
Section 7.06.    Survival of Certain Provisions. Provisions of this Agreement shall survive any termination of employment if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Executive under Sections 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of the Executive under Section 7 hereof is expressly conditioned upon the Executive’s continued full performance of obligations under Section 8 and Section 9 hereof and execution of a waiver releasing claims against the Company substantially in the form attached hereto. The Executive recognizes that, except as expressly provided in Section 7, no compensation is earned after termination of employment.
Section 7.07.    Public Statement of Termination. In the event the Executive's employment terminates for any reason, the Company and the Executive shall agree upon a public statement pertaining to the Executive's termination of employment, and the terms of said statement shall not be subject to subsequent modification by either party unless required by law; provided, however, that in the event the Company and the Executive are unable in good faith to agree on such a statement, the Company and its affiliates may make public statements as are required to comply with the law.
Section 7.08.    Limitation on Benefits on Termination.
(a)    Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be treated as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986 as amended (the "Code")), then the Company and the Executive shall modify such Payments so that such Payments shall not cause the Company to make an "excess parachute payment." The Company and the Executive agree to work together in good faith, and consistent with applicable law, to modify such Payments in a way so as to have the least impact on the Executive and his Payments.
(b)    All determinations required to be made under this Section 7.08 and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company. The Executive shall be entitled, to the extent permitted by law and not adverse to the Company, to elect which Payments shall be modified or reduced so that, using the assumptions of the accounting firm referred to herein, no Payment shall be treated as an "excess parachute payment." If the Executive fails to identify which Payments shall be reduced as provided herein within ten (10) days of the Company's written request therefor, then the Company shall be entitled to determine which Payments shall be modified or reduced such that no Payment shall be treated as an "excess parachute payment."

(c)    This Section 7.08 shall be interpreted so as to avoid the imposition of excise taxes on the Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable, or to be provided, under this Agreement or otherwise. Notwithstanding the foregoing, in no event will any of the provisions of this Section 7.08 create, without the consent of the Executive, an obligation on the part of the Executive to refund any amount to the Company following payment of such amount.
Section 7.09.    Code Section 409A. This Agreement shall at all times be interpreted and operated in compliance with Section 409A of the Code. The parties intend that the payments and benefits under this Agreement will qualify for any available exceptions from coverage under Code Section 409A and this Agreement shall be interpreted accordingly. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, (i) with respect to any payments and benefits under this Agreement to which Code Section 409A applies, all references in this Agreement to termination of Executive’s employment are intended to mean Executive’s “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i), (ii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, (iii) each such payment that is made within two and one-half (2-1/2) months following the end of the calendar year that contains the date of Executive’s termination is intended to be exempt from Code Section 409A as a short-term deferral within the meaning of the final regulations under Code Section 409A, (iv) each such payment that is made later than two and one-half (2-1/2) months following the end of the calendar year that contains the date of Executive’s termination is intended to be exempt under the two-times pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation, and (v) each payment that is made after the two-times pay exception ceases to be available shall be subject to delay (if necessary) as provided for “specified employees” below.
If Executive is a “specified employee” within the meaning of Code Section 409A at the time of Executive’s separation from service, then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Code Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s separation from service shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, to Executive’s estate) in a lump sum on the first business day after the earlier of the date that is six months following Executive’s separation from service or Executive’s death.
To the extent any reimbursements or in-kind benefits due to Executive under this Agreement are subject to Code Section 409A, (i) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (ii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

Section 8.    Proprietary Information; Inventions in the Field.
Section 8.01.    Proprietary Information. In the course of service to the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or controlled affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or controlled affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the period of service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during or after the period of service by the Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement.
Section 8.02.    Fiduciary Obligations. The Executive agrees that Proprietary Information is of critical importance to the Company and its controlled affiliates or subsidiaries and a violation of this Section 8.02 and Section 8.03 would seriously and irreparably impair their respective businesses. The Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company and its controlled affiliates or subsidiaries.
Section 8.03.    Non-Use and Non-Disclosure. The Executive shall not during the Term or at any time thereafter disclose, directly or indirectly, any Proprietary Information to any person other than the Company or executives thereof at the time of such disclosure who, in the reasonable judgment of the Executive, need to know such Proprietary Information or such other persons to whom the Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Executive's service to the Company or use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity. At the termination of his employment, the Executive shall deliver to the Company or its designated affiliate all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.
Section 8.04.    Assignment of Inventions. The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and at the Company's expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. For the purposes of this Agreement, the words "Inventions in the Field" shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours) while in the employ of the Company, and which was or is directly or indirectly related to the Business of the Company or any of its subsidiaries or controlled affiliates, or which resulted or results from any work performed by any executive or agent thereof during the Term.
Section 8.05.    Return of Documents. All notes, letters, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its controlled affiliates or subsidiaries and any copies, in whole or in part, thereof (collectively, the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its controlled affiliates or subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company or its designated affiliates at the time his employment terminates, or at such earlier time or times as the Company or its designee may specify, all Documents then in the Executive's possession or control.
Section 9.    Restrictions on Activities of the Executive.
Section 9.01.    Acknowledgments. The Executive and Company agree that he is being employed hereunder in a key capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive and Company further agree that reasonable limits may be placed on his ability to compete against the Company as provided herein to the extent that they protect and preserve the legitimate business interests and goodwill of the Company.
Section 9.02.    General Restrictions.
(a)    During Executive’s employment and for the Non-Competition Period (as defined below), and during any time the Executive is receiving severance payments under this Agreement, the Executive will not (anywhere in the world where the Company or any of its subsidiaries then conducts business) engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business which is Competitive with the Company (as defined below); provided that the ownership of not more than 2% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of this Section 9.02. For purposes of this Agreement, a business shall be considered "Competitive with the Company" only if it offers products or provides marketing, administration or related services for payment protection or insurance or engages in any other business the Company and/or its subsidiaries are engaged in or have taken steps to be engaged in prior to Executive's termination of employment.

(b)    For purposes of this Agreement, the "Non-Competition Period" shall mean the period of twenty-four (24) consecutive months after the Executive's employment terminates.
Section 9.03.    Executives, Customers and Suppliers.
(a)    During the Executive’s employment and the Non-Solicitation Period (as defined below), the Executive will not solicit, or attempt to solicit, any officer, director, consultant or executive of the Company or any of its subsidiaries or controlled affiliates to leave his or her engagement with the Company or such subsidiary or controlled affiliate nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its controlled affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, of whose names he was aware during the term of his employment with the Company; provided, however, that nothing in this Section 9.03 shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not Competitive with the Company or any of its subsidiaries or controlled affiliates; and provided, further, however, that nothing in this Section 9.03 shall be deemed to prohibit the Executive from soliciting or hiring any Executive of the Company or any of its subsidiaries or controlled affiliates, if such executive is a member of the Executive's immediate family;  from placing advertisements in newspapers or other media of general circulation advertising employment opportunities; and from hiring persons who respond to such advertisements; provided that they were not otherwise solicited by the Executive in violation of this section.
(b)    For purposes of this Agreement, the "Non-Solicitation Period" shall mean a period of twenty-four (24) consecutive months after the Executive's employment terminates.
Section 9.04.    THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE OR SHE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM OR HER, IN THE EVENT OF TERMINATION OF HIS OR HER EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR.
Section 10.    Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 or 9 of this Agreement is likely to result in irreparable injury to the Company and its controlled affiliates or subsidiaries, and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive or preclude the Company from any other remedy.

Section 11.    Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
Section 12.    Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company:	The Fortegra Group, Inc.
10751 Deerwood Park Blvd
Suite 200
Jacksonville, Florida 32256

Attention: General Counsel

With a copy to:	c/o Tiptree Inc. 299 Park Avenue, 13th Floor New York, NY 10171 Attention: General Counsel Email: legal@tiptreeinc.com

If to the Executive:	Richard S. Kahlbaugh
25330 Marsh Landing Parkway
Ponte Vedra, Florida 32082

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.
Section 13.    Miscellaneous.
Section 13.01.    Amendment. This Agreement may not be amended or revised except by a writing signed by the parties.
Section 13.02.    Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. This Agreement shall not be terminated by the merger or consolidation of the

Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. However, all rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive's death, to the Executive's estate, heirs or representatives.
Section 13.03.    Waiver of Breach. A waiver by the Company or the Executive of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
Section 13.04.    Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements among the parties, whether written or oral, including the Prior Agreement.
Section 13.05.    Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to the Executive hereunder any federal, state, local, or foreign withholding or other taxes or charges which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.
Section 13.06.    Captions. Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.
Section 13.07.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
Section 13.08.    Governing Law. This Agreement shall be construed under and enforced in accordance with the internal laws of the State of Florida.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

The FORTEGRA GROUP, INC

By:	/s/Jonathan Ilany
Name: Jonathan Ilany
Title: Director

/s/Richard S. Kahlbaugh
Richard S. Kahlbaugh

Exhibit 1
AROAE Equity Award

Percentage of Adjusted Return on Average Equity	Dollar Amount of RSU Award
14%	$700,000
16%	$950,000
18%	$1,200,000
Where Adjusted Return on Average Equity is equal to greater than one threshold but less than the next greatest threshold, the applicable dollar amount of RSU awards will be interpolated to the nearest .01 percent between the two applicable thresholds.
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